SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) February 25, 1999


                             UNIHOLDING CORPORATION
                    -----------------------------------------
             (Exact name of registrant as specified in its charter)


             Delaware                       0-09833          58-1443790
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         (State or other jurisdiction (Commission   (Emoloyer
              of incorporation)            File Number)  Identification No.)



                   96 Spring Street, New York, New York 10012
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               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (212) 219-9496













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Item 2. Acquisition or Disposition of Assets.

         On February 25, 1999, the Registrant's subsidiary, Unilabs SA, sold its London building for UK pounds 8.8 million. This building had been acquired in July 1998 in connection with the disposition of the former UK operations of Unilabs. This sale was completed at a price, net of all expenses and taxes, substantially equal to its book value.

         On February 25, 1999, the Registrant's subsidiary, Unilabs Group Limited ("UGL") issued approximately 2.8 million new shares of its common stock in exchange for the same number of shares of common stock of the Registrant. The newly-issued UGL shares were issued to Unilabs Holdings SA and its affiliates in exchange for shares of the Registrant on a one-for-one basis. As a result of these transactions, UGL now directly holds approximately 4.7 million shares (60%) of the Registrant. The Registrant continues to hold 2.5 million shares of UGL, the initial amount of UGL shares issued and outstanding when the Registrant owned 100% of UGL

         UGL continues to own approximately 54% of Unilabs SA (which owns and operates the diagnostic laboratory business of the Registrant) and two million shares of Preferred Stock (par value $10 per share) of Global Unilabs Clinical Trials Limited, the company that was spun off to the shareholders of the Registrant in February 1998.

         Unilabs Holdings SA was the largest shareholder of the Registrant prior to the above-described transactions and now holds a majority of the shares of UGL, which in turn is now the largest shareholder of the Registrant.



Item 7.  Financial Statements and Exhibits.

         (b) Pro forma financial information required, if any, will be filed within 60 days.













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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             UNIHOLDING CORPORATION
                        ------------------------------------------
                                  (Registrant)

                        By:  /s/BRUNO ADAM
                            -----------------------------------------
                            Bruno Adam, Chief Financial Officer




Date: March 12, 1999